EXHIBIT 10.1


                CONFIDENTIAL RETIREMENT AGREEMENT
                      AND GENERAL RELEASE

            THIS AGREEMENT, made and entered into on this 9th day of September, 1996 by and between Players International, Inc., a corporation organized under the laws of the state of Nevada (the "Company"), and Edward Fishman, a resident of Malibu, California ("Fishman").


                      W I T N E S S E T H:


            WHEREAS, Fishman has informed the Company that he wishes to take early retirement effective September 9, 1996, but Fishman is willing to remain as Chairman of the Board of Directors for the ensuing 12 months; and

            WHEREAS, the Company and Fishman wish to enter into an agreement to (i) clearly set forth the payments to which Fishman shall be entitled notwithstanding his retirement, (ii) provide for a release of the Company as to any claims arising out of his employment including, without limitation, claims that might be asserted by Fishman under the Age Discrimination in Employment Act, as further described herein, (iii) provide the Company with certain undertakings of Fishman, including his agreement not to compete with it for a period of one year and
(iv) reaffirm Fishman's rights to indemnification by the Company for actions taken within the scope of his employment;

            NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

            1.   The Parties hereby agree that Fishman's
retirement from employment will be effective September 9, 1996. Notwithstanding Fishman's retirement, the Company shall nominate Fishman to be Chairman of its Board of Directors (the "Board") for the next 12 months and shall use its best efforts to cause Fishman to be elected to the Board. If elected and so long as he is a director, Fishman agrees to serve on the Board in a manner consistent with the policies of the Board respecting conflicts of interest and corporate opportunities. Each party represents and warrants to the other that neither is aware of any conduct on the part of the other that took place during Fishman's employment by the Company that would subject the Company or Fishman to any liability or litigation.

            2. The Company agrees pay to Fishman or cause him to receive the following amounts and benefits:

            a. Severance equal to the salary, bonus, welfare (other than the welfare benefits described in paragraphs b and c below) and fringe benefits, perquisites and retirement accruals which the parties agree approximates what Fishman may have been entitled to receive during the next three years (based on such amounts and benefits paid to Fishman for the preceding three years) had his employment continued, payable in four equal annual installments of $500,000 (made on the payment date specified below and the next three anniversaries thereof), subject to customary withholdings for income (at the rate applicable to supplemental, non-periodic compensation) and employment taxes;

            b. Continuation of his Company-paid long-term care insurance (or comparable) until he attains age 65, at the Company's current cost for a similarly situated individual as of the date of this Agreement, as specified on Exhibit A hereto, (the "Company's Cost"), with any increases in premium being paid by Fishman from his own funds; provided, however, that in the event the Company wishes to change its long-term care insurance in a manner that will adversely affect Fishman, it shall notify Fishman in writing at least 5 business days in advance and allow him to exercise any applicable conversion rights in which case all coverage from the Company shall thereafter cease but the Company shall continue to reimburse Fishman for the cost of such coverage up to the Company's Cost;

            c. Continuation of medical benefits for Fishman, his spouse and eligible dependents, on the same (or comparable) basis provided to other senior level executives of the Company, as in effect from time to time, until Fishman attains age 65, or, at the election of the Company a tax equivalent payment equal to the cost of such coverage which Fishman may use, at his election, to purchase such coverage under the Company's then medical program; provided, however, that the Company's Cost, other than the tax equivalency payment, shall never be higher than the amount it contributes for a similarly situated individual as of the date of this Agreement, as specified on Exhibit A hereto, with any increases in premium being paid by Fishman from his own funds; and, provided, further, that in the event the Company wishes to change all or any portion of its health benefit program for employees generally in a manner that will adversely affect Fishman, it shall notify Fishman in writing at least 5 business days in advance and allow him to exercise any applicable conversion rights in which case the affected coverage from the Company shall thereafter cease but the Company shall continue to reimburse Fishman for the cost of such affected coverage up to the Company's Cost;

            d. The right to request in writing a transfer to Fishman of any insurance policies on Fishman's life maintained by Company that have no cash surrender value and to purchase for cash in an amount equal to the applicable cash surrender value from the Company any policies that do have a cash value;

            e. Fishman shall also be provided with all salary due through the date of this Agreement and reimbursement of all reasonable, ordinary and necessary business expenses related to his employment by the Company incurred through the date of this Agreement provided that such expenses are submitted to the Company with appropriate documentation within 90 days of the date of this Agreement; and

            f. Fishman shall also receive reimbursement of all reasonable expenses incurred in connection with the removal of his clothing and personal effects from the Company's corporate residences to his home in Malibu, California.

All payments or benefits shall be made or commence on the eighth day following the execution (without revocation) of this Agreement. Notwithstanding paragraph a above:

            g. Fishman may request in writing at any time and from time to time that all or any unpaid amount due or to become due pursuant to that paragraph be paid currently in the form of shares of common stock of the Company, such request to be effective at the close of business on the fourth trading day following the day that the notice is delivered to the Company (the "Election Date"). If the request has not been revoked prior to the Election Date, the Company shall determine, in its sole discretion not to be unreasonably exercised, whether to permit such distribution; if so approved, the number of shares shall be determined based on the average of the high and low trading prices of the shares on the principal exchange or trading market on which the shares are then traded for the five trading days beginning on the day of Fishman's initial request and distribution shall be made, subject to customary withholdings for income (at the rate applicable to supplemental, non-periodic compensation) and employment taxes, on the day following the Election Day and shall reduce the amounts thereafter due under paragraph a in reverse order of due date. The Company represents that the Board has approved the stock election granted to Fishman hereunder in compliance with Rule 16b-3 of the Securities Exchange Act of 1934. The Company further agrees that it will keep effective, under the Securities Act of 1933, a registration statement covering any issuance of the common stock to Fishman; and

            h. In the event of a Change of Control of the Company, all installment payments remaining due under paragraph a shall be accelerated and paid to Fishman in one lump sum, at Fishman's sole written election, in cash or in shares of common stock of the Company, valued on the basis of the closing price of such shares on the principal exchange or trading market on which the shares are then traded, for the day on which the Change of Control occurs, subject to customary withholdings for income (at the rate applicable to supplemental, non-periodic compensation) and employment taxes, within 5 business days following the event that results in the Change of Control. For purposes of this paragraph h, the following terms shall have the meanings specified:

                 1. "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                 2. "Beneficial Owner" of any securities shall mean:

                 (a) that such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the "Beneficial Owner" of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange;

                 (b) that such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" of (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including without limitation pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the "Beneficial Owner" of any security under this subsection (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

                 (c) where voting securities are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subsection (ii) above) or disposing of any voting securities of the Company; provided, however, that nothing shall cause a Person engaged in business as an underwriter of securities to be the "Beneficial Owner" of any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

                 3. "Change of Control" shall be deemed to have taken place if (i) any Person (except the Griffin Group or its Affiliates and Associates, Company management as of the Effective Date and their Affiliates and Associates or the Company or any employee benefit plan of the Company or of any Affiliate, any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the Beneficial Owner in the aggregate of 30% or more of the common stock then outstanding of the Company; provided, however, that no "Change of Control" shall be deemed to occur during any period in which any such Person, and its Affiliates and Associates, are bound by the terms of a standstill agreement under which such parties have agreed not to acquire more than 30% of the common stock of the Company then outstanding or to solicit proxies, (ii) consummation by the Company of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective Beneficial Owners of the outstanding common stock immediately prior to such Business Combination do not, following such Business Combination, Beneficially Own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the outstanding common stock, or (iii) consummation of a complete liquidation or dissolution of the Company or (ii) sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 50% of, respectively, the then outstanding shares of common stock entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the outstanding common stock immediately prior to such sale or disposition in substantially the same proportion as their ownership of the outstanding common stock immediately prior to such sale or disposition.

                 4. "Person" shall mean any individual, firm, corporation, partnership or other entity.

            3. Fishman agrees and acknowledges that the Company, on a timely basis, has paid, or agreed to pay, to Fishman all amounts due and owing based on his prior services and that the Company has no obligation, contractual or otherwise to Fishman, except as provided herein, nor does it have any obligation to hire, rehire or re-employ Fishman in the future.

            4. In full and complete settlement of any claims that Fishman may have against the Company, including any possible violations of the Age Discrimination in Employment Act, 29 U.S.C. 621 et seq., ("ADEA") in connection with his employment and his retirement from employment, and for and in consideration of the undertakings of the Company described herein, Fishman does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company, its affiliates, officers, directors, shareholders, partners, employees and agents, and its respective successors and assigns, heirs, executors and administrators (hereinafter all included within the term "the Company"), of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which he ever had, now has, or hereafter may have, or which Fishman's heirs, executors or administrators hereafter may have, by reason of any action, matter, cause or thing whatsoever arising in the course of his employment by the Company from the beginning of Fishman's employment to the date of this Agreement; and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Fishman's employment relationship, or his retirement from employment, by the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under ADEA, Title VII of the Civil Rights Act of 1964, 42 U.S.C. 2000e et seq. ("Title VII"), and any common law claims now or hereafter recognized and all claims for counsel fees and costs. Notwithstanding the foregoing, nothing contained herein shall prevent Fishman from requiring the Company to fulfill its obligations hereunder or under any employee pension benefit plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, maintained by the Company and in which Fishman participated or from asserting any rights to indemnification that Fishman may have under the by-laws of the Company or under any insurance policy purchased by it.

            5. Fishman further agrees and covenants that, except as may be necessary to enforce his rights hereunder, he, directly or indirectly, will not file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for damages, including injunctive, declaratory, monetary or other relief against the Company, involving any matter occurring at any time in the past up to the date of this Agreement in connection with his employment or his retirement from employment, or involving any continuing effects of any actions or practices which may have arisen or occurred prior to the date of this Agreement, including any charge of discrimination under ADEA or Title VII. In addition, Fishman agrees and covenants that should he, directly or indirectly, file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for damages, including injunctive, declaratory, monetary or other relief, in each case prohibited by the preceding sentence, despite his agreement not to do so hereunder, then he will repay to the Company all amounts (or the value of benefits) theretofore paid under the terms of this Agreement and pay all of the costs and expenses of the Company (including reasonable attorneys' fees) incurred in the defense of any such action or undertaking and all payments and benefits then being provided under Section 2 shall cease immediately.

            6. Fishman recognizes and acknowledges that by reason of his employment by and service to the Company he has had access to certain confidential and proprietary information relating to the Company's business, which consists of customer and related information, current and future marketing plans and techniques, designs and drawings for developmental projects of the Company and budgets and related financial information (collectively referred to as "Confidential Information").
Fishman acknowledges that such Confidential Information is a valuable and unique asset of the Company and Fishman covenants that he will not, unless expressly authorized in writing by the Company's Chief Executive Officer (the "CEO"), for a period of 12 months (24 months in the case of customer and related information) from the date of this Agreement use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Fishman or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information in which case Fishman will inform the Company in writing promptly of such required disclosure, but in any event at least two business days prior to disclosure. All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Fishman's possession during the course of his employment shall remain the property of the Company. Immediately following the expiration of Fishman's service on the Board, Fishman shall return to the Company any written Confidential Information in his possession.

       7.(a) For a period of one year after the date of this Agreement, Fishman will not, except with the prior written consent of the CEO, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise which owns or operates, or provides any services to an owner or operator of, hotel casino(s) or river boat casino(s) or other gaming establishment(s) anywhere within the Company's "service area," as defined below; provided, however, that such prohibitions shall not apply to Fishman's services in connection with the merchandising businesses, as of the date of this Agreement, of Marketing Innovations Inc. and International Merchandise Concepts, and their subsidiaries, as of the date of this Agreement. For the purposes of this Section, "service area" shall mean the geographic area comprising the standard metropolitan statistical area ("SMSA") surrounding the Company's St. Louis location, 150 miles surrounding the Company's Lake Charles and Metropolis locations and 50 miles surrounding the Company's Mesquite location but shall not include Las Vegas, Nevada or Atlantic City, New Jersey.

       (b) The foregoing restrictions shall not be construed to prohibit the ownership by Fishman of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), provided that such ownership represents a passive investment and that neither Fishman nor any group of persons including Fishman in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

       (c) Fishman further covenants and agrees that for a period of one year after the date of this Agreement, he will not, directly or indirectly, solicit or hire, or encourage the solicitation or hiring of, any person who was a managerial or higher level employee of the Company at any time during the term of Fishman's employment by the Company by any employer other than the Company for any position as an employee, independent contractor, consultant or otherwise. The foregoing covenant of Fishman shall not apply to any person who is involuntarily terminated by the Company or whose termination agreement with the Company permits such a position or after 6 months have elapsed after the date on which such person voluntarily terminates employment from the Company.

       8.(a) Fishman acknowledges and agrees that the restrictions contained in Sections 6 and 7 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Fishman breach any of the provisions of those Sections. Fishman represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement, and (ii) that he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

             (b) Fishman further acknowledges and agrees that a breach of any of the restrictions in Sections 6 and 7 cannot be adequately compensated by monetary damages. Fishman agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 6 or 7, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.
In the event that any of the provisions of Sections 6 or 7 should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

            (c) Fishman irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Sections 6 or 7, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in the United States District Court for the District of New Jersey, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Atlantic City, New Jersey, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Fishman may have to the laying of venue of any such suit, action or proceeding in any such court. Fishman also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 14 hereof.

            9. The Company shall not describe the terms surrounding Fishman's retirement from employment by the Company in any proxy, press release or other communication to its shareholders, employees or the public without first providing Fishman with a copy of such intended communication. The Company shall not publish any such communication without first obtaining Fishman's approval (which shall not be unreasonably withheld), except to the extent that the Company is advised by its legal counsel that such communication is required by applicable law or regulation in a form not approved by Fishman.

            10. Fishman hereby agrees and acknowledges that under this Agreement, the Company has agreed to provide him with compensation and benefits, such as the payments and benefits due under Section 2, that are in addition to any amounts to which he otherwise would have been entitled, and that such additional compensation is sufficient to support the covenants and agreements by Fishman herein.

            11. Fishman further agrees and acknowledges that the undertakings of the Company as provided in this Agreement are made to provide an amicable conclusion of Fishman's employment by the Company and, further, that Fishman will not require the Company to publicize anything to the contrary. Fishman and the Company, its officers and directors, will not, disparage the name, business reputation or business practices of the other.

            12. Fishman hereby certifies that he has read the terms of this Agreement, that he has been advised by the Company to consult with an attorney and that he understands its terms and effects. Fishman acknowledges, further, that he is executing this Agreement of his own volition with a full understanding of its terms and effects and with the intention, as expressed in
Section 4 hereof, of releasing all claims recited herein in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him provided the Company meets all of its obligations under this Agreement. The Company has made no representations to Fishman concerning the terms or effects of this Agreement other than those contained in this Agreement or the other agreements referred to herein.

            13.  Fishman hereby acknowledges that he was
presented with this Agreement on September 9, 1996, and that he was informed that he had the right to consider this Agreement and the release contained herein for a period of twenty-one (21) days prior to execution. Fishman also understands that he has the right to revoke this Agreement for a period of seven (7) days following execution, by giving written notice to the Company in accordance with Section 14, in which event the provisions of this Agreement shall be null and void, and the parties shall have the rights, duties, obligations and remedies afforded by applicable law.

            14. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

       If to the Company, to:

            Players International, Inc.
            1300 Atlantic Avenue
            Atlantic City, NJ 08401
            Attention:  Chief Executive Officer

       If to Fishman, to:

                 Edward Fishman
            27234 Pacific Coast Highway
            Malibu, CA 90265

or to such other names or addresses as the Company or Fishman, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

            15. Fishman shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Fishman under this Agreement on account of any remuneration attributable to any subsequent employment or self-employment that he may obtain.

            16. Fishman shall be entitled to indemnification against any liability incurred in connection with any proceeding in which Fishman may be involved as a party or otherwise by reason of the fact that Fishman is or was serving as an officer, director or agent of the Company, or of any of its subsidiaries or affiliates, to the maximum extent permitted by applicable law as well as coverage under any directors and officers' liability insurance maintained by the Company for its director or senior level executives.

            17. The Company shall (i) document its grant of an option to Fishman in March of 1995 for 450,000 shares of its common stock, subject to the vesting and other applicable terms of such grant, (ii) cause its 1994 grant of an option to Fishman to purchase 150,000 shares of its common stock to be fully vested as of the date of this Agreement and (iii) cause all of Fishman's outstanding vested options, subject to applicable vesting provisions, as modified above, to be exercisable for one year following the date of this Agreement. The Company shall also continue to take all reasonable actions necessary to (iv) permit Fishman to transfer such option to members of his family, (v) permit Fishman to purchase all or a portion of the shares thereunder with other shares previously owned by Fishman equal in value to all or a portion of the exercise price and (vi) maintain any and all registration statements in order that common stock held by Fishman acquired upon the exercise of a stock option be registered and freely tradable.

            18. Fishman shall be entitled to reimbursement for reasonable legal fees, and related costs, rendered to Fishman by James D.C. Barrall, Esquire, and his firm, in connection with the negotiation and preparation of this Agreement in an amount not to exceed to $15,000.

            19. In the event of any dispute under the provisions of this Agreement other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in the City of Los Angeles, California in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Employee, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If Employee prevails on any material issue which is the subject of such arbitration or lawsuit, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration and the Employee's reasonable legal fees and expenses. Otherwise, each party shall bear his or its own expenses relating to the conduct of the arbitration (including attorneys' fees and expenses) and shall share the fees of the American Arbitration Association.

            20. This Agreement shall be interpreted and enforced under the laws of the State of Nevada.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

ATTEST:                              PLAYERS INTERNATIONAL, INC.


____________________________    By:______________________________
Secretary                            HOWARD GOLDBERG
                                     Chief Executive Officer

____________________________    _________________________________
Witness                              EDWARD FISHMAN